Exhibit 99.1

Press Contact: David Rainey Debt Resolve, Inc. drainey@debtresolve.com (914) 949-5500 x238

Press Release

DEBT RESOLVE CLOSES $1.5 MILLION FUNDING ROUND

COMPANY CONTINUES BALANCE SHEET RESTRUCTURING PROCESS

Tarrytown, New York (August 18, 2010) – Debt Resolve, Inc. (Bulletin Board:  DRSV) (the “Company”), provider of the proprietary DebtResolve® software to major banks and other businesses with large consumer debt portfolios, announced the completion of major financing and the continued restructuring of the balance sheet. The company also announced the addition of Jonathan C. Rich to the Company’s Board of Directors.

According to Debt Resolve President and CFO David Rainey, “This critical financing provides significant capital to re-energize and expand our sales and marketing effort and to finish major technology enhancements nearing completion.  Also, starting in July 2009, we began to significantly restructure our balance sheet.  With this new additional reduction to our balance sheet liabilities, we are near to completing our objective of reducing legacy liabilities to $2 million or less.  Finally, we are very pleased to add someone with Jonathan Rich’s experience to our Board of Directors.  He will be a significant asset to the Company as we plan to grow rapidly.”

Completion of major financing

On August 12, 2010, the Company consummated a private placement of an aggregate of 60 units, with each unit consisting of 250,000 shares of our common stock, par value $.001 per share, and a detachable, transferable warrant to purchase common stock, at a purchase price of $25,000 per unit or an aggregate purchase price of $1,500,000, to purchasers that qualified as accredited investors, as defined in Regulation D, pursuant to the terms of a Confidential Private Placement Memorandum dated June 10, 2010.  Each warrant entitles the holder to purchase 250,000 shares of common stock at an exercise price of $0.25 per share through August 12, 2015.  Debt Resolve expects to use the net proceeds of the private placement to fund sales initiatives, strategic alliances and technology enhancements, and for working capital.

James Brakke, Debt Resolve’s CEO and Co-Chairman, stated, “Since becoming CEO, we have worked with several parties to complete this significant financing.  The closing represents a milestone in our efforts to complete the restructuring of the Company.”

Restructuring of balance sheet

Under the terms of the financing, the Company can use 20% of the proceeds to continue its balance sheet restructuring process.  For cash payments of $319,935 (plus minimal accrued interest in some cases), the Company will remove $3,367,609 in additional liabilities from its balance sheet.  This amount is in addition to the $6,106,285 reduction previously disclosed in our press release dated March 9, 2010.

Also, Jonathan C. Rich, the Executive Vice President and Head of Investment Banking of National Securities Corporation, was elected to our Board of Directors effective on August 12, 2010.

Mr. Rich, age 41, has been the Executive Vice President and Head of Investment Banking of National Securities Corporation, a full-service investment banking firm, since July 2008.  Mr. Rich had been the Executive Vice President and Director of Investment Banking of vFinance Investments, Inc. since July 2005, and assumed his current position with National Securities when vFinance was acquired by National Securities in July 2008.  Mr. Rich had previously served as Senior Vice President and Managing Director of Corporate Finance at First Colonial Financial Group since January 2001.  First Colonial Financial was, in turn, acquired by vFinance in July 2005.  Mr. Rich graduated from Tulane University with an interdisciplinary major in economics, political science, history and philosophy and received a joint J.D. / M.B.A. degree from Fordham University with a concentration in corporate finance.

James Burchetta, Debt Resolve’s Co-Chairman, stated, “The Company’s focus will now change from restructuring to business development.  We will be augmenting our team in this area in the near future, and I welcome Jonathan Rich to the Board and look forward to benefiting from his counsel.”

About Debt Resolve, Inc.

Debt Resolve provides lenders, collection agencies, debt buyers and hospitals with a patent-protected online bidding system for the resolution and settlement of consumer debt as well as a collections and skip tracing solution that is effective at every stage of collection and recovery.  The company is publicly held and trades on the OTC Bulletin Board under the symbol DRSV.  Amended Quarterly Reports on Form 10-Q for the periods ended June 30, 2008 and September 30, 2008 will be filed to correct an erroneous accounting of common stock issuances, as further discussed in the Form 8-K dated August 14, 2009.  Debt Resolve is headquartered in Tarrytown, New York. For more information, visit http://www.b2i.us/irpass.asp?BzID=1976&to=ea&s=0.

Forward Looking Statements

Certain statements in this press release and elsewhere by management of the Company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of the Company’s operations. Debt Resolve undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised to consult any further disclosures made on related subjects in the Company’s reports filed with the SEC. For more information, visit http://www.b2i.us/irpass.asp?BzID=1976&to=ea&s=0.